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                                                                  EXHIBIT 99.1

                        [BIOTRANSPLANT INCORPORATED LOGO]



BioTransplant Incorporated (ticker: BTRN, exchange: NASDAQ) News Release - 26-Sep-2000

Novartis Pharma AG and BioTransplant Create New Xenotransplantation Research Company

CHARLESTOWN, Mass., September 26/PRNewswire/--Novartis Pharma AG and BioTransplant Incorporated (Nasdaq: BTRN-NEWS) announced today that they are to join forces to further develop their already substantial individual technology bases in xenotransplantation. While both companies have made significant scientific contributions to the field individually, Novartis Pharma AG and BioTransplant believe that they can achieve greater success in moving xenotransplantation to the clinic by combining their expertise, along with that of Imutran Ltd., a wholly owned subsidiary of Novartis Pharma AG, into one, independent company which is fully focused on the science and safety of xenotransplantation. Xenotransplantation has the potential to provide a lifeline for the thousands of people waiting for an organ transplant, many of whom will die before an organ becomes available.

The new company, whose research activities will be based in Boston, USA begins operations on January 1, 2001. Julia Greenstein, currently BioTransplant's Chief Scientific Officer, will head up the new company. Key personnel from Imutran and BioTransplant will lead the research program. Corinne Savill, currently COO of Imutran, and Elliott Lebowitz, CEO of BioTransplant, will be members of the Board of Directors. The share base of the Company will be owned 67% by Novartis and 33% by BioTransplant. In return for contributing its technology and financial support, Novartis retains the rights to commercialization of research from the new company. In return for contributing its technology, BioTransplant will receive royalty payments from Novartis sales. BioTransplant will independently continue with its work on tolerance induction in allotransplantation.

Commenting on the establishment of the company, Julie Greenstein said:
"BioTransplant and Novartis have been looking at different but complementary ways of overcoming the rejection hurdles in xenotransplantation. The combination of Novartis' expertise in immunosuppression and transgenic pigs with BioTransplant's tolerance induction program and inbred miniature swine, will provide a leading platform on which to further develop this potentially life-saving technology."

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Paul Herrling, Head of Global Research, Novartis said: "From a scientific and business prospective, this move makes sense for both companies and provides a great opportunity to maximize our complementary technologies. By joining the two approaches together, we hope to bring forward the day when xenotransplantation will become a clinical reality. Novartis is committed to research in xenotransplantation as part of its long term program to deliver new solutions to the world wide organ donor shortage."

Elliott Lebowitz, CEO of BioTransplant commented: "We have had a long and fruitful collaboration with Novartis in xenotransplantation for more than eight years. The new company is an opportunity for the two companies to gain the benefits of focusing more intensely on the synergies of their xenotransplantation research programs, while allowing BioTransplant to strengthen its focus on the AlloMune(TM) family of products."

The foregoing press release contains forward-looking statements that involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from any future results, performance, or achievements expressed or implied by such statements. There can be no assurance that the scientific and ethical issues presently preventing xenotransplantation to move to clinical trials can be overcome through this collaboration, or that xenotransplantation products will enter clinical trials, that initial clinical trial results will be predictive of any future results, that any such products will be subject to filings for regulatory approval, that any such products will receive marketing approval from the regulatory authorities, or that results from this collaboration will be marketed successfully.

Novartis (NYSE: NVS - NEWS) is a world leader in healthcare with core businesses in pharmaceuticals, consumer health, generics, eye-care, and animal health. In 1999, the Group (including Agribusiness) achieved sales of CHF 32.5 billion (USD
21.6 billion) and invested more than CHF 4.2 billion (USD 2.8 billion) in R&D. Headquartered in Basel, Switzerland, Novartis employs about 82,500 people and operates in over 140 countries around the world. The Group plans to spin off its Crop Protection and Seeds sectors and to merge them with the agrochemicals business of AstraZeneca in the fourth quarter of 2000.

BioTransplant Incorporated utilizes its proprietary technologies to re-educate the body's immune responses to allow tolerance of foreign cells, tissues and organs. Based on this technology ,the Company is developing a portfolio of products for application in a range of medical conditions, including organ and tissue transplantation, and treatment of cancer and autoimmune diseases, for which current therapies are inadequate. BioTransplant's products under development are intended to induce long-term functional transplantation tolerance in humans, increase the therapeutic benefit of bone marrow transplants, and reduce or eliminate the need for lifelong immunosuppressive therapy.

Contact: Elliot Lebowitz, Ph.D., President and CEO, or Julia Greenstein, Ph.D., CSO, both of BioTransplant Incorporated, 617-241-5200; or Pat Dimond, Ph.D., Investor, ext. 245, or Prateek Patnaik, Media, ext. 273, both of Noonan-Russo Communications, 212-696-4455, for Novartis Pharma AG.